Exhibit 99.1

Investor Contact:	Press Contact:
Corinne Pankovcin	Brian Beades
212.810.5798	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular Quarterly Distribution of $0.26 per Share,

Announces Financial Results for the Quarter and Year Ended December 31, 2013

New York, New York, March 6, 2014 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”, “we”, “us” or “our”) announced today that its Board of Directors has declared a quarterly distribution of $0.26 per share payable on April 3, 2014 to stockholders of record as of March 20, 2014.

HIGHLIGHTS:

Operating Results for the Quarter Ended December 31, 2013:

Net investment income per share: $0.06

Distributions declared per share: $0.26

Earnings per share: $0.42

Net asset value per share: $9.54

Net investment income: $4.6 million

Net realized and unrealized gains: $26.7 million

Net increase in net assets from operations: $31.3 million

Net investment income per share, as adjusted1: $0.22

Net investment income, as adjusted1: $16.5 million

Earnings per share, as adjusted1: $0.58

Net increase in net assets from operations, as adjusted1: $43.3 million

Operating Results for the Year Ended December 31, 2013:

Net investment income per share: $0.64

Distributions declared per share: $1.04

Earnings per share: $1.25

Net investment income: $47.6 million

Net realized and unrealized gains: $45.4 million

Net increase in net assets from operations: $93.0 million

Net investment income per share, as adjusted1: $0.92

Net investment income, as adjusted1: $67.9 million

Earnings per share, as adjusted1: $1.53

Net increase in net assets from operations, as adjusted1: $113.2 million

A few investments during the quarter were as follows:

•	$40.0 million in the Quality Home Brands Holdings LLC, et. al. (“QHB”) second lien term loan and $20.0 million in the QHB holdco term loan, with $1.8 million in capital structuring fees earned. QHB is a leading designer, manufacturer and supplier of decorative, functional and specialty lighting products and ceiling fans.

•	$25.0 million of senior subordinated notes of Automobile Protection Corporation-APCO, a marketer and administrator of vehicle service contracts.

•	$21.0 million in a senior secured first lien term loan to Accriva Diagnostics, Inc. with $0.4 million in capital structuring fees earned. Accriva is a medical device manufacturer which sells point-of-care diagnostic devices to hospitals and physician offices.

•	$15.8 million of additional subordinated notes to Higginbotham Insurance Holdings, Inc..

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 7.

Portfolio and Investment Activity

(dollar amounts in millions)

	Three months ended December 31, 2013	Three months ended December 31, 2012	Year ended December 31, 2013	Year ended December 31, 2012

Gross commitments	$168.8	$78.6	$533.7	$317.1
Exits of commitments	123.3	111.3	442.6	314.8
Number of portfolio company investments at end of period			51	47
Weighted average (“WA”) yield of debt and income producing equity securities, at cost			12.0%	12.2%
WA yield of senior secured loans, at cost			11.4%	11.4%
WA yield of other debt securities, at cost			13.0%	13.5%

Average investment by portfolio company, at amortized cost (excluding those below $5.0 million)			$26.0	$26.9

•	Approximately 80 potential transactions were reviewed during the quarter, resulting in investments in nine new portfolio companies. Sales, repayments and other exits during the quarter generated prepayment fees of $1.6 million, bringing our total fees earned in conjunction with exits to $8.1 million for 2013.

•	As compared to the prior quarter, the composition of our portfolio invested in senior secured loans decreased 5% to 43% while our unsecured or subordinated debt securities increased 5% to 16%. Our equity investments climbed 1% to 22% at quarter end resulting primarily from continued appreciation in our existing investments. This is a further climb in our non-income producing securities from 13% at last year end, driving the 20 basis point decrease in our total portfolio yield for the year.

•	We were positively impacted by the portfolio’s unrealized appreciation of $109.7 million during the current year, helping to drive our net asset value per share up another $0.16 for the quarter to $9.54 per share at December 31, 2013. This was a further increase over our $9.31 net asset value per share at last year end. The $130.5 million of unrealized appreciation in our portfolio at year end marks the highest levels experienced since the Company’s inception.

•	For the year, fee income earned due to capital structuring, commitment, administration and amendment fees, as well as prepayment penalties and fees earned in connection with the early repayment of certain investments totaled $15.0 million, or $0.20 per share, as compared to $20.7 million, or $0.28 per share for 2012. Although there were more exits during the current year, fewer of these exits were in their call period and accompanied by prepayment fees. Furthermore, a certain portfolio company exit during 2012 generated a prepayment premium of $6.7 million.

•	Incentive management fees for the year were $31.1 million, consisting of $10.9 million of incentive management fees based on income and $20.3 million of incentive management fees based on gains. The income based fees declined from $17.0 million for 2012 primarily due to the composition of non-income producing equity securities in the current portfolio. However, those same non-income producing equity securities had substantial unrealized appreciation this year, driving the large gains based fee for the year. A hypothetical liquidation is performed each quarter end possibly resulting in an additional accrual if there is further unrealized appreciation. The 2012 unrealized appreciation in the portfolio of $20.8 million resulted in a capital gains based fee of $5.5 million, as compared to $20.3 million this year.

•	Our leverage stood at 0.67 times at year end providing us with available debt capacity under our asset coverage requirements of $223.6 million and $171.0 million available under our senior secured, revolving credit facility.

•	During 2013, our average debt outstanding was $359.5 million at a weighted average cost of debt of 5.5%. We are currently in the process of amending our senior secured revolving credit facility on more favorable terms than our existing facility.

•	Our year end stock price of $9.33 per share provides shareholders a current dividend yield of 11.1%.

•	We continue to remain focused on our dividend coverage, although challenging in today’s environment. For the year, our net investment income, as adjusted, was $0.92 per share, relative to distributions declared of $1.04 per share, resulting in net investment income dividend coverage of 88%.

•	Tax characteristics of all 2013 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2013 distributions of $1.04 per share were comprised of ordinary income of $0.60 and a $0.44 return of capital. A large portion of our return of capital was driven by the $20.3 million incentive management fee based on gains that we are required to accrue under GAAP, although it is not due and payable at this time, if at all. On a pre-incentive fee basis, however, we earned $1.06 per share for 2013. For more information on our GAAP distributions, please refer to the Section 19 Notice that will be posted within the Distribution History section of our website.

•	We intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC. We also intend to make distributions of net realized capital gains, if any, at least annually. We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2013.

Liquidity and Capital Resources

At December 31, 2013, we had approximately $18.5 million in cash and cash equivalents, $21.0 million in a payable for investments purchased, $478.0 million in debt outstanding and, subject to leverage and borrowing base restrictions, $171.0 million available for use under our amended and restated senior secured revolving credit facility, which matures in March 2017. Relative to our $1.2 billion dollar portfolio at fair value, we continue to have sufficient debt capacity to deploy in attractive investment opportunities. At December 31, 2013, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 246% and were in compliance with all financial covenants under our debt agreements. In the near term, we expect to meet our liquidity needs through use of the remaining availability under our credit facility, continued cash flows from operations, and through periodic add-on equity and debt offerings, as needed. The primary use of funds will be investments in portfolio companies, reductions in debt outstanding and other general corporate purposes.

Recent Developments

During 2014, we exercised two tranches of our Arclin Cayman Holdings Ltd. warrants and subsequently entered an agreement to sell our entire debt and equity positions as well as our two remaining tranches of warrants for aggregate proceeds of $59.2 million and a realized gain of $37.2 million. Expected proceeds represent a further increase of $7.0 million above our year-end mark for this investment. Utilizing short and long term capital loss carryforwards to eliminate a capital gain distribution requirement will allow us to reinvest these proceeds in attractive opportunities without contributing to reductions in our net asset value.

Another one of our larger equity investments is currently being marketed for sale at price ranges that would produce significant gains to us, and further proceeds in which to deploy in income producing assets.

From January 1, 2014 through March 5, 2014, we have experienced a net reduction in our portfolio, including the sale of Arclin Cayman Holdings Ltd., of $112.9 million, further meeting liquidity needs and generating free cash flow in which to either reinvest or reduce outstanding debt under our credit facility.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference at 4:30 p.m. (Eastern Time) on Thursday March 6, 2014 to discuss its fourth quarter and full year 2013 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 12053733). A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com. Both the teleconference and webcast will be available for replay by 7:30 p.m. on Thursday, March 6, 2014 and ending at midnight on Thursday, March 13, 2014. To access the replay of the teleconference, callers from the United States should dial (855) 859-2056 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 12053733.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Kelso Capital’s website within the presentations section of the investor relations page (http://www.blackrockkelso.com/InvestorRelations/Presentations/index.htm).

BlackRock Kelso Capital Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	December 31, 2013	December 31, 2012
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $854,947,802 and $849,028,227)	$881,305,181	$850,511,125
Non-controlled, affiliated investments (cost of $75,514,208 and $50,983,674)	134,096,291	67,750,172
Controlled investments (cost of $154,038,211 and $137,337,392)	202,570,992	143,336,244

Total investments at fair value (cost of $1,084,500,221 and $1,037,349,293)	1,217,972,464	1,061,597,541
Cash and cash equivalents	18,474,784	9,122,141
Unrealized appreciation on forward foreign currency contracts	—	369,417
Receivable for investments sold	22,756,286	504,996
Interest receivable	11,033,061	14,048,248
Prepaid expenses and other assets	11,410,320	4,375,527

Total Assets	$1,281,646,915	$1,090,017,870

Liabilities
Payable for investments purchased	$21,000,000	$440,243
Debt	477,981,494	346,850,000
Interest payable	7,896,016	5,277,132
Distributions payable	19,344,682	19,196,418
Base management fees payable	5,803,497	5,626,893
Incentive management fees payable	34,725,204	20,277,930
Accrued administrative services	270,000	277,000
Other accrued expenses and payables	4,921,681	4,692,562

Total Liabilities	571,942,574	402,638,178

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 75,827,692 and 75,257,888 issued and 74,402,185 and 73,832,381 outstanding	75,828	75,258
Paid-in capital in excess of par	894,649,992	917,534,577
Distributions in excess of taxable net investment income	(19,373,748)	(22,291,022)
Accumulated net realized loss	(286,693,363)	(219,270,607)
Net unrealized appreciation	130,522,308	20,808,162
Treasury stock at cost, 1,425,507 and 1,425,507 shares held	(9,476,676)	(9,476,676)

Total Net Assets	709,704,341	687,379,692

Total Liabilities and Net Assets	$1,281,646,915	$1,090,017,870

Net Asset Value Per Share	$9.54	$9.31

BlackRock Kelso Capital Corporation Consolidated Statement of Operations (Unaudited)	Three months ended December 31, 2013	Three months ended December 31, 2012	Year ended December 31, 2013	Year ended December 31, 2012
Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$23,172,191	$26,994,492	$96,289,228	$108,797,089
Non-controlled, affiliated investments	1,071,707	911,860	7,030,676	4,965,190
Controlled investments	2,977,830	3,065,887	10,619,305	9,567,654

Total interest income	27,221,728	30,972,239	113,939,209	123,329,933

Fee income:
Non-controlled, non-affiliated investments	4,705,841	4,337,447	12,284,535	19,794,762
Non-controlled, affiliated investments	—	—	—	735,708
Controlled investments	100,000	57,522	2,738,680	193,692

Total fee income	4,805,841	4,394,969	15,023,215	20,724,162

Dividend income:
Non-controlled, non-affiliated investments	435,797	30,344	1,662,145	736,501
Non-controlled, affiliated investments	514,123	2,500,000	1,001,264	2,500,000
Controlled investments	—	—	—	—

Total dividend income	949,920	2,530,344	2,663,409	3,236,501

Total investment income	32,977,489	37,897,552	131,625,833	147,290,596

Expenses:
Incentive management fees	14,456,193	17,314,127	31,148,437	22,491,789
Base management fees	5,803,497	5,626,892	21,629,665	22,504,433
Interest and credit facility fees	5,785,463	4,689,102	20,913,520	19,606,951
Professional fees	566,038	148,427	2,213,638	1,229,009
Investment advisor expenses	546,023	626,996	2,066,737	1,991,416
Amortization of debt issuance costs	554,008	634,679	1,985,234	2,524,915
Administrative services	168,214	111,951	775,643	528,559
Director fees	179,807	120,500	653,807	467,563
Other	337,764	309,067	2,601,077	2,284,429

Total expenses	28,397,007	29,581,741	83,987,758	73,629,064

Net Investment Income	4,580,482	8,315,811	47,638,075	73,661,532

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(6,327,166)	3,547	(32,307,657)	(75,336,460)
Non-controlled, affiliated investments	—	99,525	21	2,223,371
Controlled investments	1,708	(14,819,901)	(31,888,848)	(14,819,901)
Foreign currency	—	(967,726)	(166,934)	(1,185,429)

Net realized gain (loss)	(6,325,458)	(15,684,555)	(64,363,418)	(89,118,419)

Net change in unrealized appreciation or depreciation:
Non-controlled, non-affiliated investments	14,265,302	(4,342,245)	35,861,087	72,727,614
Non-controlled, affiliated investments	13,193,589	3,280,090	41,815,585	9,580,694
Controlled investments	5,879,923	9,031,808	32,568,273	(10,972,967)
Foreign currency translation	(269,314)	1,140,833	(530,799)	1,472,779

Net change in unrealized appreciation or depreciation	33,069,500	9,110,486	109,714,146	72,808,120

Net realized and unrealized gain (loss)	26,744,042	(6,574,069)	45,350,728	(16,310,299)

Net Increase in Net Assets Resulting from Operations	$31,324,524	$1,741,742	$92,988,803	$57,351,233

Net Investment Income Per Share - basic	$0.06	$0.11	$0.64	$1.00

Earnings Per Share – basic	$0.42	$0.02	$1.25	$0.78

Average Shares Outstanding - basic	74,398,692	73,829,397	74,174,560	73,623,983

Net Investment Income Per Share - diluted	$0.07	$0.11	$0.64	$1.00

Earnings Per Share – diluted	$0.39	$0.02	$1.19	$0.78

Average Shares Outstanding - diluted	84,295,419	73,829,397	82,715,571	73,623,983
Distributions Declared Per Share	$0.26	$0.26	$1.04	$1.04

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees based on income as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters has caused the Company’s incentive management fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Similarly, the Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended December 31, 2013	Three months ended December 31, 2012	Year ended December 31, 2013	Year ended December 31, 2012
GAAP Basis:
Net Investment Income	$4,580,482	$8,315,811	$47,638,075	$73,661,532
Net Investment Income per share	0.06	0.11	0.64	1.00

Addback: GAAP incentive management fee expense based on Gains	5,485,073	2,530,932	20,259,349	5,494,735
Addback: GAAP incentive management fee expense based on Income	8,971,120	14,783,195	10,889,088	16,997,054

Pre-Incentive Fee[2]:
Net Investment Income	$19,036,675	$25,629,938	$78,786,512	$96,153,321
Net Investment Income per share	0.26	0.35	1.06	1.31

Less: Incremental incentive management fee expense based on Income	2,498,105	5,571,252	10,889,088	16,997,054

As Adjusted[1]:
Net Investment Income	$16,538,570	$20,058,686	$67,897,424	$79,156,267
Net Investment Income per share	0.22	0.27	0.92	1.08

As Adjusted1: Amounts are adjusted to remove the incentive management fee expense based on Gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. The incremental incentive management fee is based on each trailing four-fiscal quarter period, applied to the current quarter’s incremental earnings, and without any reduction for incentive management fees paid during the prior three quarters. Amounts reflect the Company’s ongoing operating results and reflect the Company’s financial performance over time.

Pre-Incentive Fee2: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com. The information contained on our website is not a part of this press release.

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